Exhibit 10.14

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH

and

DANA-FARBER CANCER INSTITUTE, INC.

and

SYROS PHARMACEUTICALS, INC. LICENSE AGREEMENT

EXECUTION COPY

TABLE OF CONTENTS

RECITALS		1

1.	DEFINITIONS	2

2.	GRANT OF RIGHTS	11

3.	COMPANY DILIGENCE OBLIGATIONS	17

4.	ROYALTIES AND PAYMENT TERMS	21

5.	REPORTS AND RECORD KEEPING	28

6.	PATENT PROSECUTION	31

7.	INFRINGEMENT	33

8.	INDEMNIFICATION AND INSURANCE	36

9.	REPRESENTATIONS OR WARRANTIES	39

10.	ASSIGNMENT	40

11.	GENERAL COMPLIANCE WITH LAWS	41

12.	TERMINATION	42

13.	DISPUTE RESOLUTION	43

14.	CONFIDENTIALITY	45

15.	MISCELLANEOUS	47

APPENDIX A		51

APPENDIX B		52

APPENDIX C		53

APPENDIX D		54

i

WHITEHEAD INSTITUTE FOR BIOMEDICAL RESEARCH
DANA-FARBER CANCER INSTITUTE
EXCLUSIVE PATENT LICENSE AGREEMENT

This Agreement, effective as of April 1, 2013 (the “EFFECTIVE DATE”), is among the Whitehead Institute for Biomedical Research (“WHITEHEAD”), a Delaware corporation, having a principal office at Nine Cambridge Center, Cambridge, MA 02142; the Dana-Farber Cancer Institute, Inc. (“DFCI”), a Massachusetts non-profit organization having a principal place of business at 450 Brookline Ave., Boston, MA 02215; and Syros Pharmaceuticals, Inc. (“COMPANY”), a Delaware corporation, having a principal place of business at 480 Arsenal Street, Suite 130, Watertown, MA 02472.

RECITALS

WHEREAS, WHITEHEAD and DFCI are the owner of certain PATENT RIGHTS (as later defined herein) (WHITEHEAD and DFCI Case Nos.:  [**]), and WHITEHEAD and DFCI have the right to grant licenses under said PATENT RIGHTS;

WHEREAS, WHITEHEAD is the owner of certain PATENT RIGHTS (as later defined herein) (WHITEHEAD Case Nos. [**]), and WHITEHEAD has the right to grant licenses under said PATENT RIGHTS;

WHEREAS, WHITEHEAD and DFCI have the exclusive right to grant licenses under said PATENT RIGHTS, subject only to a royalty-free, nonexclusive, non-transferable license to practice the PATENT RIGHTS granted to the United States Government for government purposes;

WHEREAS, WHITEHEAD and DFCI desire to have the PATENT RIGHTS developed and commercialized to benefit the public by granting a license;

COMPANY has represented to WHITEHEAD and DFCI that it has the financial capacity and the strategic commitment to facilitate the transfer of the technology for the public interest using commercially reasonable efforts; and

COMPANY desires to obtain a license to WHITEHEAD’S rights and DFCI’s rights under the PATENT RIGHTS and to use the COMPOUNDS and MATERIALS, and WHITEHEAD and DFCI are willing to grant a license upon the terms and conditions of this Agreement.

NOW, THEREFORE, WHITEHEAD, DFCI, and COMPANY hereby agree as follows:

1.                                      DEFINITIONS

1.1                               “AFFILIATE” will mean any legal entity (such as a corporation, partnership, or limited liability company) that directly or indirectly controls, or is controlled by, or is under common control with, COMPANY.  For the purposes of this definition, the term “control’’ means (i) beneficial ownership of at least fifty percent (50%) of the voting securities of a corporation or other business organization with voting securities or (ii) a fifty percent (50%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities, or (iii) the power to direct the management and policies of such entities.

1.2                               “CHEM-SEQ” will mean the technology described in [**] of the PATENT RIGHTS, including those patent application(s) and all other PATENT RIGHTS claiming priority to those patent application(s).

1.3                               “COMBINATION PRODUCT” will mean any PRODUCT or LICENSED PROCESS sold or used in combination with one or more other products or processes which are not PRODUCTS or LICENSED PROCESSES but which perform a useful function independent of the PRODUCTS or LICENSED PROCESSES.  For example, a COMBINATION PRODUCT is a pharmaceutical product that includes two active pharmaceutical ingredients.

1.4                               “COMPOUNDS” will mean those tangible materials set forth on Appendix D as of the EFFECTIVE DATE and documentation relating thereto.

1.5                               “CORPORATE PARTNER” will mean a non-AFFILIATE third party that has entered into an agreement with COMPANY under which a sublicense under the PATENT RIGHTS is not granted by COMPANY to such third party, and under which COMPANY performs a LICENSED PROCESS for the third party.

1.6                               “CORPORATE PARTNERSHIP” will mean an agreement between COMPANY and a CORPORATE PARTNER under which the CORPORATE PARTNER is granted certain rights (e.g., a license or option) to the outcome of COMPANY’S performance of the LICENSED PROCESS.

1.7                               “CORPORATE PARTNERSHIP INCOME” will mean any payments that COMPANY receives from a CORPORATE PARTNER in consideration for the performance of a LICENSED PROCESS by COMPANY, including without limitation upfront fees, license fees, milestone payments, annual license maintenance fees, distribution or joint marketing fees, and premiums above the fair market value on bona fide equity investments, debt or other types of investments in the COMPANY.  Notwithstanding the foregoing, CORPORATE PARTNERSHIP INCOME shall not include:  (i) payments received from a CORPORATE PARTNER or any of its affiliates for bona fide security investments, debt or other types of investments in the COMPANY, including the right to acquire COMPANY securities in the future, such as warrants, convertible debt and the like (other than premiums above the fair market value of such investments, debt or other types of investments as of the date of receipt of such payments), (ii) amounts received by COMPANY from a CORPORATE PARTNER for royalties or other amounts based on sales of IDENTIFIED PRODUCTS; (iii) reimbursements for out-of-pocket patent prosecution, maintenance, defense and enforcement costs for the PATENT RIGHTS; and (iv) reimbursement of bona fide research, development and commercialization costs actually incurred (including, without limitation, payments for FTEs).  CORPORATE PARTNERSHIP INCOME is not LICENSED SERVICES INCOME.

1.8                               “FIELD” will mean the fields as described in Appendix A with respect to each patent case of the PATENT RIGHTS.

1.9                               “HUMAN THERAPEUTIC CORE” will mean the field of human health and therapeutics, including, without limitation, drug discovery, research, development and commercialization (including, without limitation, pharmaceuticals and methods of making and using the same); for clarity, HUMAN THERAPEUTIC CORE will not include diagnostics.

1.10                        “IDENTIFIED PRODUCT” will mean any product first identified, selected or determined by COMPANY or an AFFILIATE or SUBLICENSEE to have biological activity or utility by the use of LICENSED PRODUCTS or LICENSED PROCESSES that, at the time of such use, are licensed exclusively to the COMPANY, other than any LICENSED PRODUCT.

1.11                        “IMPROVEMENTS” will mean any new inventions created after the EFFECTIVE DATE and until thirty six months (36) from the EFFECTIVE DATE and no longer; (i) which WHITEHEAD or DFCI own or have sufficient rights to license hereunder; that are (ii) from the activities of Dr. James Bradner at DFCI, and/or Dr. Richard Young at WHITEHEAD, and/or others working under their supervision; (iii) not included in the PATENT RIGHTS; and (iv) is dominated by one or more claims of the PATENT RIGHTS and whose practice infringes one or more claims of the PATENT RIGHTS.

1.12                        “IND” will mean, with respect to a particular PRODUCT, an Investigational New Drug application submitted to the FDA, or a corresponding application filed with any other regulatory agency, seeking approval to begin tests of a new drug in human subjects.

1.13                        “LICENSED PRODUCT” will mean any product that, in whole or in part:

(i)                                     absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS; or

(ii)                                  is manufactured by using a LICENSED PROCESS or that, when used, practices a LICENSED PROCESS.

1.14                        “LICENSED PROCESS” will mean any process that, absent the license granted hereunder, would infringe one or more claims of the PATENT RIGHTS.

1.15                        “LICENSED SERVICES” will mean a service generally made available to third parties (other than an AFFILIATE or a SUBLICENSEE) and provided by COMPANY or an AFFILIATE or SUBLICENSEE to such a third party on a “fee-for-service” basis, wherein the provision of such service would constitute, but for the license granted to COMPANY and its AFFILIATES pursuant to this AGREEMENT, an infringement of one or more claims of the PATENT RIGHTS.

1.16                        “LICENSED SERVICES INCOME” will mean any payments that COMPANY or AFFILIATES receive from a third party in consideration of the performance of a LICENSED SERVICE by COMPANY or AFFILIATES for the third party, in those countries where the performance of such LICENSED SERVICE infringes one or more VALID CLAIMS, but in the case of cost-plus contracts, LICENSED SERVICES INCOME will be all payments other than costs.

1.17                        “MATERIALS” will mean those tangible materials set forth on Appendix E as of the EFFECTIVE DATE and documentation relating thereto.

1.18                        “MYC/MAX SCREEN” will mean the technology described in [**] of the PATENT RIGHTS for identifying modulators of myc and/or max only, including those patent application(s) and all other PATENT RIGHTS claiming priority to those patent application(s).

1.19                        “MYC MODULATORS” will mean chemical compounds described in [**] of the PATENT RIGHTS and all other PATENT RIGHTS claiming priority to those patent application(s).

1.20                        “NDA” will mean a New Drug Application submitted to the FDA seeking approval to market and sell a PRODUCT in the United States of America, or a corresponding application filed with any other regulatory agency seeking approval to market and sell a PRODUCT in a country in the TERRITORY.

1.21                        “NET SALES” will mean the gross amount invoiced by COMPANY and its AFFILIATES and SUBLICENSEES for PRODUCTS to a final customer who shall be an end user of the PRODUCT, less the following:

(i)                                     customary trade, quantity, or cash discounts to the extent actually allowed and taken;

(ii)                                  amounts repaid or credited by reason of rejection or return;

(iii)                               to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a PRODUCT which is paid by or on behalf of COMPANY or AFFILIATES or SUBLICENSEES;

(iv)                              outbound fulfillment and transportation costs prepaid or allowed and costs of insurance in transit, and documented customs duties actually paid;

(v)                                 amounts written off for bad debts, provided that any such amounts subsequently paid shall be counted as NET SALES;

(vi)                              charge back payments and rebates granted to (1) managed healthcare organizations, (2) federal, state and/or provincial and/or local governments or other agencies, (3) purchasers and reimbursers, or (4) trade customers, including wholesalers and chain and pharmacy buying groups, all only to the extent permitted by applicable law and regulations; and

(vii)                           PRODUCTS provided at or below cost for (i) indigent care or patient assistance programs and/or humanitarian purposes, (ii) provided for promotional activities without payment, or (iii) provided to be administered in clinical trials.

No deductions will be made for commissions paid to individuals whether they are with independent sales agencies or regularly employed by COMPANY and on its payroll or for costs of collections.  NET SALES will occur on the date of invoicing for a PRODUCT.

Non-monetary consideration may be accepted by COMPANY, any AFFILIATE, or any SUBLICENSEE for any PRODUCT subsequent to written notification to WHITEHEAD and DFCI describing such non-monetary consideration.  NET SALES includes the fair market value of any non-cash consideration from sale of PRODUCTS received by COMPANY, AFFILIATES or SUBLICENSEES.

COMPANY’S, AFFILIATE’S or SUBLICENSEE’S transfer of PRODUCT between each other will not result in any NET SALES.

In the event that a PRODUCT or LICENSED PROCESS is sold as a COMBINATION PRODUCT, NET SALES, for the purposes of determining royalty payments on the COMBINATION PRODUCT, will mean the gross amount collected for the COMBINATION PRODUCT less the deductions set forth above, multiplied by a proration factor that is determined as follows:

(1)                                 If all components of the COMBINATION PRODUCT were sold separately during the same or immediately preceding year, the proration factor shall be determined by the formula [A / (A+B)], where A is the average gross sales price of all PRODUCT or LICENSED PROCESS components (as applicable) during such period when sold separately from the other component(s), and B is the average gross sales price of the other component(s) during such period when sold separately from the PRODUCT or LICENSED PROCESS components (as applicable); or

(2)                                 If all components of the COMBINATION PRODUCT were not sold or provided separately during the same or immediately preceding year, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

1.22                        “OTHER LICENSE AGREEMENTS” will mean the two (2) other license agreements entered into on the EFFECTIVE DATE by two or more of the parties hereto, as such license agreements are amended or restated.

1.23                        “PATENT CHALLENGE” will mean a challenge to the validity or enforceability of any of the PATENT RIGHTS, and includes acts that institute, or cause counsel to institute, any interference, opposition, re-examination or similar proceeding with respect to any of the PATENT RIGHTS with the U.S. Patent and Trademark Office or any foreign patent office.

1.24                        “PATENT RIGHTS” will mean:

(i)                                     the United States and international patents listed on Appendix A;

(ii)                                  the United States and international patent applications and/or provisional applications listed on Appendix A, and any provisional applications that disclose substantially similar subject matter to the provisional applications listed on Appendix A and name Dr. James Bradner at DFCI and/or Dr. Richard Young at WHITEHEAD as an inventor(s), and the resulting patents;

(iii)                               any patent applications resulting from the provisional applications listed on Appendix A, and any divisionals, continuations, continuation-in-part applications, and continued prosecution applications (and their relevant international equivalents) of the patent applications listed on Appendix A and of such patent applications that claim priority from or result from the provisional applications listed on Appendix A (including, without limitation, any related provisional patent applications filed during the one-year pendency of such provisional applications listed on Appendix A, provided it names Dr. James Bradner at DFCI and/or Dr. Richard Young at WHITEHEAD as an inventor(s)), to the extent the claims are directed to subject matter specifically described in the patent applications listed on Appendix A, and the resulting patents;

(iv)                              any patents resulting from reissues, reexaminations, or extensions (and their relevant international equivalents) of the patents described in (i), (ii), and (iii) above; and

(v)                                 international (non-United States) patent applications and provisional applications filed after the EFFECTIVE DATE and the relevant international equivalents to divisionals, continuations, continuation-in-part applications and continued prosecution applications of the patent applications to the extent the claims are directed to subject matter specifically described in the patents or patent applications referred to in (i), (ii), (iii), and (iv) above, and the resulting patents.

COMPANY may remove, at its sole discretion, any patent or patent application or claim thereof from Appendix A in accord with Section 6.1(h).

1.25                        “PHASE I TRIAL” will mean a clinical study of the first introduction of a PRODUCT into a human subject.  In the United States, “PHASE I TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(a).

1.26                        “PHASE II TRIAL” will mean a clinical study of a PRODUCT conducted to obtain preliminary data on its effectiveness for a particular indication(s) in human subjects with the disease or condition and its possible short-term side effects and risks.  In the United States, “PHASE II TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (b).

1.27                        “PHASE III TRIAL” will mean a clinical study of a PRODUCT in human subjects for the purpose of gathering the definitive information about efficacy, dosage, and safety in the proposed therapeutic indication to demonstrate that the PRODUCT is safe and effective in order for the FDA or other appropriate regulatory agency to approve an NDA to market the PRODUCT for the proposed indication.  In the United States, “PHASE III TRIAL” will mean a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21 (c).

1.28                        “PRODUCT” will mean either a LICENSED PRODUCT or an IDENTIFIED PRODUCT.

1.29                        “REAGENT FIELD” will mean the sale and/or distribution of research reagents for research use only.  “Research use” will not include any drug discovery, development or commercialization (including, without limitation, pharmaceuticals and methods of making and using the same).

1.30                        “REPORTING PERIOD” will begin on the first day of each calendar quarter and end on the last day of such calendar quarter.

1.31                        “SUBLICENSE INCOME” will mean any payments that COMPANY receives from a SUBLICENSEE in consideration of the sublicense of rights granted COMPANY under Section 2.1, including without limitation upfront fees, license fees, milestone payments, annual license maintenance fees, distribution or joint marketing fees, and premiums above the fair market value on bona fide equity investments, debt or other types of investments in the COMPANY.  Notwithstanding the foregoing, SUBLICENSE INCOME shall not include:  (i) payments received from a SUBLICENSEE or any of its affiliates for bona fide security investments, debt or other types of investments in the COMPANY, including the right to acquire COMPANY securities in the future, such as warrants, convertible debt and the like (other than premiums above the fair market value of such investments, debt or other types of investments as of the date of receipt of such payments), (ii) amounts received by COMPANY from a SUBLICENSEE for royalties on NET SALES or other amounts received by COMPANY from a SUBLICENSEE based on sales of PRODUCTS (not including milestone payments for sales milestones); (iii) reimbursements for out-of-pocket patent prosecution, maintenance, defense and enforcement costs for the PATENT RIGHTS; or (iv) reimbursement of bona fide research, development and commercialization costs actually incurred (including, without limitation, payments for FTEs).

1.32                        “SUBLICENSEE” will mean any non-AFFILIATE sublicensee of the rights granted COMPANY under Section 2.1.

1.33                        “SUBLICENSE AGREEMENT” will mean a written contractual agreement between COMPANY and a SUBLICENSEE granting a sublicense of the rights granted COMPANY under Section 2.1.

1.34                        “TERM” will mean the term of this Agreement, which shall commence on the EFFECTIVE DATE and shall remain in effect until the expiration or abandonment of the PATENT RIGHTS, unless earlier terminated in accordance with the provisions of this Agreement.

1.35                        ‘TERRITORY” will mean worldwide.

1.36                        “VALID CLAIM” will mean (i) any claim of an issued and unexpired PATENT RIGHT that (a) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (b) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or (ii) a claim of a pending PATENT RIGHT application that has not been pending for more than [**]

years from the date of first action on the merits, which claim has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

2.                                      GRANT OF RIGHTS

2.1                               License Grants.  Subject to the terms of this Agreement, each of WHITEHEAD and DFCI hereby grants to COMPANY and its AFFILIATES for the TERM a royalty-bearing license under the PATENT RIGHTS to make, have made, use, sell, offer to sell, and import PRODUCTS in the FIELD in the TERRITORY and to perform and have performed LICENSED PROCESSES in the FIELD in the TERRITORY.  Further, each of WHITEHEAD and DFCI hereby grants to COMPANY and its AFFILIATES for the TERM a nonexclusive license under the MATERIALS for the practice of the PATENT RIGHTS in the FIELD in the TERRITORY, provided that such nonexclusive grant shall not limit the exclusive license set forth above.

2.2                               Exclusivity.

In order to establish an exclusive period for COMPANY, each of WHITEHEAD and DFCI shall not grant any other license or other rights under the PATENT RIGHTS to make, have made, use, sell, offer for sale or import LICENSED PRODUCTS in the FIELD in the TERRITORY or to perform of have performed LICENSED PROCESSES in the FIELD in the TERRITORY, nor shall WHITEHEAD or DFCI practice the PATENT RIGHTS except as provided under Section 2.6, in each case during the periods specified below for certain portions of the FIELD, so that the license in Section 2.1 shall be exclusive for those portions for the specified periods:

(i)                                     such exclusive period shall be the TERM for the portions of the PATENT RIGHTS listed in APPENDIX A except as provided in clause (ii) below;

(ii)                                  for CHEM-SEQ, such exclusive period shall be three (3) years from the EFFECTIVE DATE, such exclusive period to be automatically extended an additional two (2) years upon payment by COMPANY to WHITEHEAD of an extension fee of [**] Dollars ($[**]US) prior to the end of such three-year period, provided that:

(x)                                 exclusive period shall be the TERM for use of CHEM-SEQ in the HUMAN THERAPEUTIC CORE;

(y)                                 at the end of such exclusive period as applied to CHEM-SEQ as provided above, COMPANY shall have the exclusive first right to extend such exclusive period for fields other than the HUMAN THERAPEUTIC CORE for a period of [**] days based on good faith negotiation with WHITEHEAD and DFCI.

(iii)                               COMPANY may elect to waive the exclusivity under this section 2.2 for any patent or patent application or claim thereof from Appendix A effective upon written notice to DFCI and WHITEHEAD.

2.3                               Sublicenses.  COMPANY will have the right to grant sublicenses of the license and other rights under Section 2.1 and this Agreement and through multiple tiers, provided however that any such grant of a sublicense in a field to which COMPANY has a non-exclusive license must be accompanied by a grant of either (1) a sublicense in a field to which COMPANY has an exclusive license on the effective date of such SUBLICENSE AGREEMENT, (2) a grant of material COMPANY intellectual property rights including license rights under the OTHER AGREEMENTS or (3) a combination of (I) and (2), and further provided however that such multiple tier sublicenses shall be consistent with the provisions herein with respect to SUBLICENSES and limited to sublicenses where COMPANY has granted material COMPANY intellectual property rights and a SUBLICENSE under this AGREEMENT.  For the purpose of clarity, SUBLICENSEES do not have the right to grant further sublicenses except as provided under this Section 2.3.  COMPANY shall incorporate terms and conditions into its sublicense agreements sufficient to enable COMPANY to comply with this Agreement.  Upon termination of this Agreement for any reason, any SUBLICENSEE not then in default shall have the right to take a direct license from WHITEHEAD and DFCI under rights and terms substantially identical to the sublicense rights and terms which COMPANY previously granted to such SUBLICENSEE, and SUBLICENSEE will pay WHITEHEAD as if it were COMPANY under the terms of this Agreement.  WHITEHEAD and DFCI each agrees to execute such direct license and any non-identical terms will be negotiated between SUBLICENSEE and WHITEHEAD and DFCI in good faith under reasonable terms and conditions.

2.3.1                     Form and Content of Sublicenses.  COMPANY shall issue any sublicense(s) granted by it under this Agreement in writing and COMPANY shall include the equivalent of at least the following provisions with COMPANY in all sublicenses.

a)                                     SUBLICENSEES shall report [**] to COMPANY on its operations under the sublicense.

b)                                     SUBLICENSEES shall make payments due to COMPANY in relation to NET SALES of PRODUCTS in a timely manner, so that COMPANY may comply with its obligations to make payments to WHITEHEAD and DFCI as set forth in Section 4.

c)                                      The terms and conditions of Section 2.5 (U.S. Manufacturing), Section 2.6 (Retained Rights), Section 5.3 (Record keeping), Section 11.2 (Export Control), Section 11.3 (Non-Use of Name), and Section 11.4 (Marking of LICENSED PRODUCTS) are binding on the sublicensee through the applicable SUBLICENSE AGREEMENT.

d)                                     A section substantially the same as Section 8 (Indemnification and Insurance) shall be included which also will state that the Indemnitees (as defined in Section 8) are intended third party beneficiaries of such SUBLICENSE AGREEMENT solely for the purpose of enforcing such indemnification and insurance provisions.

2.3.2                     Copies of Sublicenses.  COMPANY shall forward to WHITEHEAD and DFCI copies of any and all fully executed sublicenses promptly after execution, which copies may be reasonably redacted except for matters relevant to COMPANY’S obligations and/or DFCI’s and/or WHITEHEAD’s rights under this Agreement, provided that sufficient information remains unredacted to allow DFCI and WHITEHEAD to reasonably assess whether COMPANY is in compliance with its obligations under this Agreement and to verify amounts payable hereunder in connection with such sublicense agreement.  WHITEHEAD and DFCI shall keep any such copies of sublicense agreements in their confidential files, shall treat as confidential information in accord with Article 14 of this Agreement and shall use them solely for the purpose of monitoring COMPANY’S and SUBLICENSEES’ compliance with their obligations hereunder and enforcing WHITEHEAD’s and DFCI’s rights under this Agreement.  Such copy shall be postmarked within [**] days of the execution of the sublicense.

2.4                               Mandatory Sublicensing.

(a)                                 Beginning five (5) years from the EFFECTIVE DATE, if WHITEHEAD, DFCI, or COMPANY receives a bona fide request from a third party for a sublicense to the PATENT RIGHTS outside of the HUMAN THERAPEUTIC CORE to make, have made, use, sell, offer to sell, and import a LICENSED PRODUCT or LICENSED PROCESS, which proposed product or process (“Proposed Product”) is not directly competitive with any LICENSED PRODUCT or LICENSED PROCESS then offered for sale or in bona fide research or development as evidenced by the performance of any of the diligence obligations set forth in Sections 3.1 or 3.2 by or on behalf of COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, then COMPANY shall enter into good-faith negotiations toward granting at least a non-exclusive sublicense, limited to the proposed field only, to such third party for such third party’s Proposed Product.  As an alternative to negotiating a sublicense to a third party, COMPANY (or one of its AFFILIATES or actual or potential SUBLICENSEES or CORPORATE PARTNERS) may submit to WHITEHEAD and DFCI, within [**] months after such third party’s request for a sublicense, a plan for prompt and diligent development of the Proposed Product, including a commitment to commercially reasonable development milestones.  If WHITEHEAD and DFCI approve this plan, such approval not to be unreasonably withheld, no third-party sublicense shall be required for each such Proposed Product pursuant to this Section 2.4(a), and Section 2.4(b) below shall not apply.  If WHITEHEAD and DFCI do not approve this plan, the parties shall meet within [**] days of COMPANY’S submission to resolve in good faith any differences in the plan.  For purposes of this paragraph, “directly competitive” includes, for example and without limitation, that (i) the Proposed Product is or could be for the same or similar indication or otherwise is in the same therapeutic space as any such LICENSED PRODUCT or LICENSED PROCESS, (ii) the Proposed Product could reduce the sales of any such LICENSED PRODUCT or LICENSED PROCESS, (iii) the Proposed Product is a derivative, homolog, analog or other chemically-related species/compound to such LICENSED PRODUCT or LICENSED PROCESS, or (iv) the development or commercialization of the Proposed Product could harm the development or commercialization of any such LICENSED PRODUCT or LICENSED PROCESS (where, for example, an adverse regulatory event for the Proposed Produce could include any such LICENSED PRODUCT or LICENSED PROCESS).

(b)                                 If COMPANY has not granted a sublicense to the third party under Section 2.4(a) above, within [**] months after receiving the request in writing, and if WHITEHEAD and DFCI has not granted COMPANY a waiver of this requirement as provided for in Section 2.4(a) above, then WHITEHEAD and DFCI shall have the right to require that COMPANY grant a non-exclusive sublicense to the third party, limited to the proposed field only, for such third party’s Proposed Product.  The [**]-month period during which COMPANY may grant a sublicense, prior to WHITEHEAD and DFCI requiring such sublicense grant, shall be extended an additional [**] months if, at the end of the initial [**]-month period, both COMPANY and the prospective third-party sublicensee assert to WHITEHEAD and DFCI that they are engaged in good-faith negotiations toward the completion of a sublicense agreement.

2.5                               U.S. Manufacturing.  COMPANY agrees that any LICENSED PRODUCTS used or sold in the United States will be manufactured substantially in the United States as required by 35 U.S.C. 204 and 37 C.F.R. 401 et. seq., as amended.

2.6                               Retained Rights.

(a)                                 DFCI and WHITEHEAD.  DFCI and WHITEHEAD each retains the right on behalf of itself, the right to practice the PATENT RIGHTS and MYC MODULATORS for internal research, teaching and other educational purposes only, such internal research not to include any commercial third-party sponsored research or any industry sponsored clinical trials, and not for the purpose of commercial development, production, manufacture, distribution or sale of products or provision of services for a fee.  In fields that are nonexclusively licensed by COMPANY, DFCI and WHITEHEAD each retains the right on behalf of itself to practice the PATENT RIGHTS for any purpose.

(b)                                 Academic and Not-For-Profit Research Institutes.  DFCI and WHITEHEAD each retains the right to grant non-exclusive licenses to other nonprofit or academic institutions to practice the PATENT RIGHTS and use the MYC MODULATORS in performing internal research or for education purposes (but in no case when sponsored or otherwise funded in any way by any for-profit entity); provided, however, that in no event shall any license permit the practice or use of any PATENT RIGHTS or MYC MODULATORS for commercial activities (meaning commercial development, production, manufacture, distribution or sale of products or provision of services for a fee).  WHITEHEAD and/or DFCI may distribute MYC MODULATORS to other nonprofit or academic institutions for the uses expressly permitted above (and not others), but only on the basis of a Material Transfer Agreement with such institution, substantially in the form attached hereto as Appendix F (an “MTA”).  WHITEHEAD and/or DFCI shall notify COMPANY when it enters into an MTA or distributes or otherwise provides any MYC MODULATORS pursuant to this Section on a semi-annual basis.  WHITEHEAD and/or DFCI shall not provide any MYC MODULATORS to any for-profit third party and DFCI and WHITEHEAD shall refer any request, for MYC MODULATORS from a for-profit third party to COMPANY.

(c)                                  Federal Government.  COMPANY acknowledges that the U.S. federal government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any PATENT RIGHTS as set forth in 35 U.S.C. §§ 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations.

2.7                               IMPROVEMENTS.  Provided that COMPANY is not then in default or breach of this Agreement, and subject to WHITEHEAD’s and DFCI’s obligations under conflict of interest regulations or guidelines from the federal government or policies of WHITEHEAD and DFCI or subject to WHITEHEAD’s and DFCI’s obligations under third party corporate sponsorship or any obligations existing as of the EFFECTIVE DATE associated with third party materials, which determination shall be made in WHITEHEAD’s and DFCI’s reasonable discretion, WHITEHEAD and DFCI hereby grant to COMPANY an exclusive option to negotiate a commercial license to all IMPROVEMENTS (“OPTION”).  The OPTION must be exercised within [**] days from the date of disclosure of any such IMPROVEMENT to COMPANY and the resulting license shall be incorporated into this Agreement as an amendment to the PATENT RIGHTS definition, COMPANY shall agree with WHITEHEAD and DFCI on the field(s) for such IMPROVEMENT and terms which are reasonable and appropriate in licenses between industry and academic institutions to be negotiated in good faith within [**] days of exercising the OPTION, which will be added to the COMPANY’s diligence obligations under Section 3 with respect to such IMPROVEMENTS, and COMPANY, DFCI and WHITEHEAD shall timely amend APPENDIX A to include all relevant information for such IMPROVEMENT.  Should no license result from this process, WHITEHEAD and DFCI shall be free to license IMPROVEMENTS to any third party but DFCI and WHITEHEAD, for a period of [**] months from the date of disclosure to COMPANY shall not offer the IMPROVEMENT to a third party on lesser terms than offered to COMPANY.

2.8                               No Additional Rights.  Nothing in this Agreement shall be construed to confer any rights upon COMPANY by implication, estoppel, or otherwise as to any technology or patent rights of WHITEHEAD or DFCI or any other entity other than the PATENT RIGHTS (save for patent rights on IMPROVEMENTS as provided in Section 2.7 above), regardless of whether such technology or patent rights shall be dominant or subordinate to any PATENT RIGHTS.

3.                                      COMPANY DILIGENCE OBLIGATIONS

3.1                               COMPANY shall use commercially reasonable efforts, or shall cause one or more of its AFFILIATES, SUBLICENSEES and CORPORATE PARTNERS to use commercially reasonable efforts, to develop one or more PRODUCTS or LICENSED PROCESSES and to introduce PRODUCTS or LICENSED PROCESSES into the commercial market; thereafter, COMPANY or its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS shall make one or more PRODUCTS or LICENSED PROCESSES reasonably available to the public.  Specifically, COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS shall fulfill the following obligations:

(i)                                     Within [**] months after the EFFECTIVE DATE, COMPANY shall furnish WHITEHEAD and DFCI with a written research and development plan describing the major tasks to be achieved in order to bring to market a PRODUCT, specifying the number of staff and other resources to be devoted to such development effort.

(ii)                                  Within [**] days after the end of each calendar year, COMPANY shall furnish WHITEHEAD and DFCI with a written report (consistent with Section 5.1(a)) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize LICENSED PRODUCTS and/or IDENTIFIED PRODUCTS.  The report shall also contain a discussion of intended efforts for the year in which the report is submitted.

(iii)                               Within [**] months of the receipt by COMPANY of the MATERIALS, COMPANY shall [**].

(iv)                              Within [**] months of the receipt by COMPANY of the MATERIALS, COMPANY shall [**].

(v)                                 Within [**] months of the receipt by COMPANY of the MATERIALS, COMPANY shall [**].

(vi)                              Within [**] months, COMPANY shall [**]; if COMPANY believes it will not achieve this obligation it may notify WHITEHEAD and DFCI in writing in advance of the deadline and such notice shall include a reasonable-explanation of the reasons for such failure.  If COMPANY so notifies WHITEHEAD and DFCI, the parties shall meet within [**] days thereof to discuss a reasonable plan for achieving the original obligation or an amended obligation, during which time COMPANY shall not be in breach of its obligations under this Section 3.1(vi).

(vii)                           Within [**] years, COMPANY, its AFFILIATES, SUBLICENSEES, or CORPORATE PARTNERS shall [**].

In the event that COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, alone or together, has not performed the above Sections 3.1(i), (ii), or (vi), then WHITEHEAD and DFCI may treat such failure as a material breach in accordance with Section 12.3(b).

In the event that COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, alone or together, has not performed the above Sections 3.1 (iii), (iv), (vii), then as the exclusive remedy, under Section 2.2, exclusivity as it pertains to MYC/MAX SCREEN will terminate without an opportunity to cure.

In the event that COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, alone or together, has not performed the above Section 3.1 (v), then as the exclusive remedy, under Section 2.2, exclusivity as it pertains to CHEM-SEQ will terminate without an opportunity to cure.

3.2                               Diligence Requirements.

(a)                                 MYC MODULATORS and MYC/MAX SCREEN:

If, in any full calendar year, COMPANY or any one or more AFFILIATES or SUBLICENSEES or CORPORATE PARTNERS, alone or together, has performed any one of the following with respect to a PRODUCT or LICENSED PROCESS, then COMPANY shall be deemed to have complied with COMPANY’s obligations under this Section 3.2(a) for such calendar year:

(i)                                     is actively researching or developing one or more PRODUCTS from the MYC/MAX SCREEN or MYC MODULATORS as evidenced by the commitment to such work of [**] or more full-time equivalent staff;

(ii)                                  has expended a minimum of [**] dollars ($[**]) annually for development of one or more PRODUCTS from the MYC/MAX SCREEN or MYC MODULATORS;

[**]

In the event that COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, alone or together, has not performed at least one of Sections 3.2(a)(i) through (x) during such full calendar year with respect to at least one PRODUCT from the MYC/MAX SCREEN or MYC MODULATORS, then WHITEHEAD and DFCI may treat such failure as a material breach in accordance with Section 12.3(b) (it being understood that performance of at least one of Sections 3.2(a)(i) through (x) during the cure period thereunder shall cure such breach).

(b)                                 CHEM-SEQ:

If, in any full calendar year, COMPANY or any one or more AFFILIATES or SUBLICENSEES or CORPORATE PARTNERS, alone or together, has performed any one of the following with respect to a PRODUCT or LICENSED PROCESS, then COMPANY shall be deemed to have complied with COMPANY’s obligations under this Section 3.2(b) for such calendar year:

(i)                                     is actively researching or developing one or more PRODUCTS or LICENSED PROCESS from CHEM-SEQ as evidenced by the commitment to such work of [**] or more full-time equivalent staff;

(ii)                                  has expended a minimum of [**] dollars ($[**]) annually for development of one or more PRODUCTS or LICENSED PROCESS from CHEM-SEQ;

[**]

In the event that COMPANY or any of its AFFILIATES, SUBLICENSEES or CORPORATE PARTNERS, alone or together, has not performed at least one of Sections 3.2(b)(i) through (x) during such full calendar year with respect to at least one PRODUCT or LICENSED PROCESS from CHEM-SEQ, then WHITEHEAD and DFCI may treat such failure as a material breach in accordance with Section 12.3(b) (it being understood that performance of at least one of Sections 3.2(b)(i) through (x) during the cure period thereunder shall cure such breach).

4.                                      ROYALTIES AND PAYMENT TERMS

4.1                               Consideration for Grant of Rights.

(a)                                 License Issue Fee, Patent Cost Reimbursement and FUNDING MILESTONE PAYMENT.  COMPANY shall pay to WHITEHEAD on the EFFECTIVE DATE a license issue fee of fifty thousand Dollars ($50,000), and, such amounts required as reimbursement in accordance with Section 6.3, relating to actual expenses incurred as of the EFFECTIVE DATE in connection with obtaining the PATENT RIGHTS.  These payments are nonrefundable.

COMPANY shall pay to WHITEHEAD one (1) “FUNDING MILESTONE PAYMENT” as follows:  fifty thousand dollars ($50,000) upon the earlier of (1) [**] years after the EFFECTIVE DATE or (2) COMPANY raising [**] Dollars ($[**]) in one or more rounds of equity financing.  This payment is nonrefundable and is due within [**] months of closing under clause (2) above.

(b)                                 License Maintenance Fees.  COMPANY shall pay to WHITEHEAD the following license maintenance fees on January 1 of each year set forth below:

Year(s)	License Maintenance Fee
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

This license maintenance fee is nonrefundable; however, the license maintenance fee may be credited to all payments due under this Agreement during the same calendar year, if any, except patent cost reimbursements as provided in Section 6.3 and the FUNDING MILESTONE PAYMENT.  License maintenance fees paid in excess of such payments due in such calendar year shall not be creditable to amounts due for future years.

(c)                                  Milestone Payments.  COMPANY shall pay to WHITEHEAD the following milestone payments upon first achievement of the following milestones whether by COMPANY, its AFFILIATE, or a SUBLICENSEE:

(i)                                     for LICENSED PRODUCTS (in DOLLARS):

[**]

A “MAJOR COUNTRY” will mean Germany, France, Italy, Spain or the United Kingdom.  COMPANY shall provide WHITEHEAD with written notice and such milestone payment within [**] days after achieving each milestone.  Each such milestone payment shall be payable only once.  These milestone payments are nonrefundable.  There shall be no milestones on any IDENTIFIED PRODUCTS.

(d)                                 Running Royalties on:

(i)                                     LICENSED PRODUCTS.  COMPANY shall pay to WHITEHEAD a running royalty of [**] percent ([**]%) of NET SALES of LICENSED PRODUCTS of MYC MODULATORS by COMPANY, AFFILIATES and SUBLICENSEES in those countries where such sale infringes one or more VALID CLAIMS;

(ii)                                  IDENTIFIED PRODUCTS.  COMPANY shall pay to WHITEHEAD a running royalty of [**] percent ([**]%) of NET SALES of IDENTIFIED PRODUCTS, only when used for approved human therapeutic purposes, by COMPANY, AFFILIATES, SUBLICENSEES, or CORPORATE PARTNERS for a period of [**] years from the date of first commercial sale of such IDENTIFIED PRODUCT, which may extend beyond (iii) the TERM, anywhere in the world, but only if the PATENT RIGHTS under which the IDENTIFIED PRODUCT was identified were exclusive as provided under Section 2.2 at the time of identification of the IDENTIFIED PRODUCT, but such royalty shall be increased by one quarter of a percent to a total of [**] percent ([**]%) of NET SALES of IDENTIFIED PRODUCTS, only when used for approved human therapeutic purposes, if the IDENTIFIED PRODUCT was initially identified using MYC/MAX SCREEN;

(iii)                               LICENSED SERVICES.  [**] percent ([**]%) of LICENSED SERVICES INCOME.

Running royalties shall be payable for each REPORTING PERIOD and shall be due to WHITEHEAD within [**] days of the end of each REPORTING PERIOD.

No payments other than running royalties shall be paid on IDENTIFIED PRODUCTS.

The parties expressly agree that such a payment period for IDENTIFIED PRODUCTS is not an extension of the PATENT RIGHTS beyond their term, but rather is a period determined for the convenience of the parties in recognition of the value of the PATENT RIGHTS in discovering IDENTIFIED PRODUCTS and as appropriate compensation for the rights granted herein.

Except when terminated by a Party under Section 12, upon satisfaction of COMPANY’s royalty obligations with respect to a PRODUCT, the license grants contained herein shall become fully paid-up, royalty-free, perpetual and irrevocable for such PRODUCT.

(e)                                  Sharing of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME.  COMPANY shall pay WHITEHEAD the following percentage of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME:

(i)                                     Percentage Tier 1.  [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME payable during the period of Percentage Tier 1 from sublicense and corporate partnership agreements entered into from the EFFECTIVE DATE until the first anniversary of the EFFECTIVE DATE (“YEAR ONE”, and each subsequent 12-month period thereafter, “YEAR TWO”, “YEAR THREE”, etc.) (the “FIRST STEPDOWN”);

(ii)                                  Percentage Tier 2.  From the FIRST STEPDOWN, [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME payable during the period of Percentage Tier 2 from sublicense and corporate partnership agreements entered into until the earlier of (1) the end of YEAR [**] or (2) [**] (the earlier of (1) and (2), the “SECOND STEPDOWN”);

(iii)                               Percentage Tier 3.  From the SECOND STEPDOWN, [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME

payable during the period of Percentage Tier 3 from sublicense and corporate partnership agreements entered into until the earlier of (1) the end of YEAR [**] or (2) [**] (the earlier of (1) and (2), the “THIRD STEPDOWN”);

(iv)                              Percentage Tier 4.  From the THIRD STEPDOWN, [**]% of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME from sublicense and corporate partnership agreements payable during the period of Percentage Tier 4, but

(v)                                 Upon each instance when the aggregate payment to WHITEHEAD under this Section 4.1 (e) equals [**] dollars ($[**]), the Percentage Tier will automatically step down to the next Percentage Tier, until Percentage Tier 4 is reached (after a total aggregate payment to WHITEHEAD of [**] Dollars ($[**])).  By this, for example and without limitation, [**].

For clarity, any of the foregoing three stepdowns specified above may apply to a single payment from a SUBLICENSEE or CORPORATE PARTNER if such payment triggers the payment thresholds specified above (so that such payment will be subject to different sharing percentages).

Such amounts shall be payable for each REPORTING PERIOD and shall be due to WHITEHEAD within [**] days of the end of each REPORTING PERIOD.  No payments shall be due from SUBLICENSING INCOME or CORPORATE PARTNERSHIP INCOME to the extent in consideration of any known or future IDENTIFIED PRODUCTS.

Further, any amount paid by COMPANY as a milestone payment under Section 4.1 (c) for achieving a milestone shall be fully creditable against any payment due under Section 4.1(e) for sharing SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME achieving the same milestone.

To the extent that patent rights, other intellectual property rights or other rights or obligations (i) other than PATENT RIGHTS for LICENSED PRODUCTS, are sublicensed hereunder by COMPANY or (ii) other than the LICENSED PROCESS, are the subject of a CORPORATE PARTNERSHIP, that portion of the consideration received by COMPANY and subject to this

Section 4.1 (e) shall be equitably apportioned between those PATENT RIGHTS or that LICENSED PROCESS, as applicable, and those other rights and obligations, and such apportionment shall be reasonable and in accordance with customary standards in the industry.  Deductions taken under SUBLICENSE INCOME (e.g., bona fide research, development and commercialization costs) also will be apportioned.  For clarity, (A) those other rights and obligations include, without limitation, PATENT RIGHTS for any IDENTIFIED PRODUCTS sublicensed or performed by COMPANY hereunder, and other patent rights sublicensed or performed under any OTHER LICENSE AGREEMENTS, and (B) there shall not be sharing of any specific SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME among this Agreement and the OTHER LICENSE AGREEMENTS more than once, since this AGREEMENT and the OTHER LICENSE AGREEMENTS apply to different patent rights.

COMPANY shall promptly deliver to WHITEHEAD a written report setting forth such apportionment.  In the event WHITEHEAD and/or DFCI disagrees with the determination made by COMPANY, WHITEHEAD and/or DFCI shall so notify COMPANY within [**] days of receipt of COMPANY’s report and the parties shall meet to discuss and resolve such disagreement in good faith.  If the parties are unable to agree in good faith as to such fair market values within [**] days, then the matter shall be submitted in accordance with the dispute resolution process set forth in Section 13.1, and if COMPANY owes additional monies to WHITEHEAD after the conclusion of such process COMPANY shall have [**] days after the completion of such process to make such payment to WHITEHEAD.

(f)                                   Equity.

Initial Grant.  COMPANY shall issue a total of 290,155 shares of Common Stock of COMPANY, $0.001 par value per share, (the “Shares”) in the name of WHITEHEAD and of such persons as WHITEHEAD shall direct (“Whitehead Holders”), and each Whitehead Holder shall receive such number of shares as WHITEHEAD shall direct.  Appendix C lists said Common Stock distribution.  Such issuance shall be recorded on the Stock Transfer Ledger of COMPANY on the EFFECTIVE DATE and the Shares shall be delivered to WHITEHEAD and Whitehead Holders, if any, within [**] days of the EFFECTIVE DATE.

COMPANY represents to WHITEHEAD that, as of the EFFECTIVE DATE, the aggregate number of Shares equals [**] percent ([**]%) of the COMPANY’s issued and outstanding Common Stock calculated on a “Fully Diluted Basis.”  For purposes of this Section 4.1(f), “Fully Diluted Basis” shall mean that the total number of issued and outstanding shares of the COMPANY’s Common Stock shall be calculated to include conversion of all issued and outstanding securities then convertible into common stock, the exercise of all then outstanding options and warrants to purchase shares of common stock, whether or not then exercisable, and shall include all securities reserved for issuance pursuant to any COMPANY stock or stock option plan in effect on the date of the calculation.

(2)                                 Anti-Dilution Protection.  COMPANY shall issue additional shares of Common Stock to WHITEHEAD and each Whitehead Holder pro rata, such that WHITEHEAD’s and the Whitehead Holders’ ownership of outstanding Common Stock shall not fall below [**] Percent ([**]%) on a Fully Diluted Basis, as calculated after giving effect to the anti-dilutive issuance.  Such issuances shall continue until and including the date upon which a total of [**] Dollars ($[**]) in cash in exchange for COMPANY’s capital stock (the “Funding Threshold”) shall be received by COMPANY (and for clarity if such Funding Threshold is exceeded as part of a single financing, only the portion of that financing up to but not above the Funding Threshold shall be included in such anti-dilution calculation specified above).  Thereafter, no additional shares shall be due to any institution or any Whitehead Holder pursuant to this Section 4.1(f).  With respect to any such issuances and the initial equity issuance identified above, each of the resulting stockholders will enter into such agreements with COMPANY and its other stockholders as is customary, including any such agreements required of COMPANY.

(g)                                  No Multiple Royalties.  If the manufacture, use, offer for sale, import, or sale of any LICENSED PRODUCT or the performance of any LICENSED PROCESS is covered by more than one of the PATENT RIGHTS, multiple royalties shall not be due.

(h)                                 OTHER LICENSE AGREEMENTS.  As provided above for running royalties under Section 4.1 (d) by reason of crediting, no more than one running royalty shall be payable under this Agreement and the OTHER LICENSE AGREEMENTS when taken together with respect to the same or substantially same PRODUCT, respectively, provided the higher amount will be due under any of those three (3) agreements with respect thereto.  Likewise, as provided above for SUBLICENSE INCOME and CORPORATE PARTNERSHIP INCOME under Section 4.1(e), any SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME shall be apportioned among those three (3) agreements so any portion of any SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME shall be shared only once under one (1) of those three (3) agreements.

4.2                               Payments.

(a)                                 Method of Payment.  All payments under this Agreement should be made payable to “Whitehead Institute for Biomedical Research” and sent to WHITEHEAD’s address identified in Section 15.1.  Each payment should reference this Agreement (Ref:  [**]) and identify the obligation under this Agreement that the payment satisfies.

(b)                                 Payments in U.S. Dollars.  All payments due under this Agreement shall be drawn on a United States bank and shall be payable in United States dollars.  Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter of the applicable REPORTING PERIOD.  Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as permitted in the definition of NET SALES.  To the extent it has the legal right to do so and at the reasonable request of COMPANY, DFCI and WHITEHEAD will assist COMPANY in reclaiming or seeking reimbursement any amounts withheld under this Section 4.2(b) from the appropriate government, agency or taxing authority.  For tax withholding purposes that arise with respect to such payments, COMPANY shall treat DFCI as a 501 (c)(3) tax-exempt charitable organization, to the extent DFCI remains a tax-exempt charitable organization.  For tax withholding purposes that arise with respect to such payments, COMPANY shall treat WHITEHEAD as a 501(c)(3) tax-exempt charitable organization, to the extent WHITEHEAD remains a tax-exempt charitable organization.

(c)                                  Late Payments.  Any payments by COMPANY that are not paid on or before the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at [**] percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due.

5.                                      REPORTS AND RECORD KEEPING

5.1                               Frequency of Reports.

(a)                                 Before First Commercial Sale.  Prior to the first commercial sale of any LICENSED PRODUCT or IDENTIFIED PRODUCT or first commercial performance of any LICENSED PROCESS, COMPANY shall deliver reports to WHITEHEAD [**], within [**] days of the end of [**], containing information concerning the immediately preceding [**], as further described in Section 5.2.

(b)                                 Upon First Commercial Sale of a LICENSED PRODUCT or IDENTIFIED PRODUCT or Commercial Performance of a LICENSED PROCESS.  COMPANY shall report to WHITEHEAD the date of first commercial sale of a LICENSED PRODUCT or IDENTIFIED PRODUCT and the date of first commercial performance of a LICENSED PROCESS within [**] days of occurrence in each country.

(c)                                  After First Commercial Sale.  After the first commercial sale of a LICENSED PRODUCT or first commercial performance of a LICENSED PROCESS, COMPANY shall deliver reports to WHITEHEAD within [**] days of the end of each REPORTING PERIOD, containing information concerning the immediately preceding REPORTING PERIOD, as further described in Section 5.2.

5.2                               Content of Reports and Payments.  Each report delivered by COMPANY to WHITEHEAD shall contain at least the following information for the immediately preceding REPORTING PERIOD:

(i)                                     the number of LICENSED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of LICENSED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

(ii)                                  the number of IDENTIFIED PRODUCTS sold, leased or distributed by COMPANY, its AFFILIATES and SUBLICENSEES to independent third parties in each country, and, if applicable, the number of IDENTIFIED PRODUCTS used by COMPANY, its AFFILIATES and SUBLICENSEES in the provision of services in each country;

(iii)                               a description of LICENSED PROCESSES performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country as may be pertinent to a royalty accounting hereunder;

(iv)                              the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each LICENSED PRODUCT and, if applicable, the gross price charged for each LICENSED PRODUCT used to provide services in each country; and the gross price charged for each LICENSED PROCESS performed by COMPANY, its AFFILIATES and SUBLICENSEES in each country;

(v)                                 the gross price charged by COMPANY, its AFFILIATES and SUBLICENSEES for each IDENTIFIED PRODUCT and, if applicable, the gross price charged for each IDENTIFIED PRODUCT used to provide services in each country;

(vi)                              the gross price charged by COMPANY and its AFFILIATES for LICENSED SERVICES INCOME in each country as may be pertinent to a royalty accounting hereunder;

(vii)                           calculation of NET SALES for the applicable REPORTING PERIOD in each country, including a listing of applicable deductions;

(viii)                        total royalty payable on NET SALES in U.S. dollars, together with the exchange rates used for conversion;

(ix)                              the amount of SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME received by COMPANY from each SUBLICENSEE or CORPORATE PARTNER and the amount deliverable to WHITEHEAD from such SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME, including an itemized breakdown of the sources of income comprising the SUBLICENSE INCOME or CORPORATE PARTNERSHIP INCOME; and

(x)                                 the number of sublicenses entered into for the PATENT RIGHTS, LICENSED PRODUCTS and/or LICENSED PROCESSES.

(xi)                              the achievement of COMPANY Diligence Obligations under Article 3.

If no amounts are due for any REPORTING PERIOD, the report shall so state.  COMPANY shall use commercially reasonable efforts to enter into a sublicense agreement whereby the applicable SUBLICENSEE provides the information necessary for the foregoing, but if despite using such commercially reasonable efforts, COMPANY is unable to obtain all such information from such SUBLICENSEE, then COMPANY shall be in compliance with this Section 5 by providing such relevant information as COMPANY is able to obtain from such SUBLICENSEE.

5.3                               Record keeping.  COMPANY shall maintain, and shall cause its AFFILIATES and SUBLICENSEES to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to WHITEHEAD in relation to this

Agreement, which records shall contain sufficient information to permit WHITEHEAD to confirm the accuracy of any reports delivered to WHITEHEAD and compliance in other respects with this Agreement.  The relevant party shall retain such records for at least [**] years following the end of the calendar year to which they pertain, during which time WHITEHEAD or WHITEHEAD’s appointed agents, shall have the right, at WHITEHEAD’s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement.  In the event that any audit performed under this Section 5.3 reveals an underpayment in excess of [**] percent ([**]%), COMPANY shall bear the full out-of-pocket cost of such audit and shall remit any amounts due to WHITEHEAD within [**] days of receiving notice thereof from WHITEHEAD, and any over-payments may be taken as a credit under this Agreement.

6.                                      PATENT PROSECUTION

6.1                               Responsibility for PATENT RIGHTS.  WHITEHEAD and/or DFCI, in its/their sole discretion, shall prepare, file, prosecute, and maintain all of the PATENT RIGHTS.  For purposes of this Agreement, patent prosecution includes ex parte prosecution, interference proceedings, reissues, reexaminations and oppositions.  As long as the license remains in whole or in part exclusive, WHITEHEAD and/or DFCI shall provide, or cause its agent to provide, on a timely basis copies of relevant correspondence between WHITEHEAD and/or DFCI and the United States Patent Office or the various foreign patent offices and give COMPANY reasonable opportunity to advise WHITEHEAD and/or DFCI or WHITEHEAD’s and/or DFCI’s counsel on such matters.  COMPANY shall designate an individual or department for receiving the patent-related correspondence.

COMPANY shall have reasonable opportunities to consult with and advise WHITEHEAD and/or DFCI.  WHITEHEAD and/or DFCI shall consider the legitimate interests of COMPANY in performing its responsibility under this Section 6.1 and consider all reasonable comments from COMPANY regarding same COMPANY shall cooperate with WHITEHEAD and/or DFCI in such filing, prosecution and maintenance.  To the extent that WHITEHEAD and/or DFCI uses outside patent counsel for the foregoing activities, COMPANY (and its outside patent counsel) will have direct access to such patent counsel for WHITEHEAD and/or DFCI in coordination with the following individual or department, who will have primary responsibility for such requests by COMPANY.

WHITEHEAD	DFCI
Whitehead Institute for Biomedical Research 9 Cambridge Center Cambridge, MA 02142 Attn: Intellectual Property Office	Attorney for Intellectual Property Office of General Counsel Dana-Farber Cancer Institute, Inc. 450 Brookline Ave. Boston, MA 02215

(i)                                     COMPANY shall cooperate with WHITEHEAD and/or DFCI in preparing, filing, prosecuting and maintaining the patent applications and patents within PATENT RIGHTS.  COMPANY shall provide prompt notice to WHITEHEAD and/or DFCI of any non-privileged, public information that comes to its attention that may affect the patentability, validity or enforceability of any patent application or patent within PATENT RIGHTS.

(ii)                                  COMPANY may surrender its licenses under any of the patents or patent applications, or any claim(s) thereof within PATENT RIGHTS in any country of the licensed TERRITORY by giving [**] days advance written notice to WHITEHEAD and DFCI.  If COMPANY so surrenders its rights, it will remain responsible for all patent-related expenses incurred by WHITEHEAD and/or DFCI and not reimbursed by a third party during the applicable notice period, but WHITEHEAD and/or DFCI shall take reasonable steps to minimize such expenses.  Thereafter, COMPANY will have no further obligation to pay any patent expenses for the patents or patent applications that it surrendered.  Notwithstanding the foregoing, if such surrender results in termination of all rights under this Agreement, then the termination notice provision in Section 12, below, shall apply.

6.2                               International (non-United States) Filings.  Appendix B is a list of countries in which patent applications corresponding to the United States patent applications listed in Appendix A shall be filed, prosecuted, and maintained.  Appendix B may be amended by mutual agreement of WHITEHEAD, DFCI, and COMPANY.

6.3                               Payment of Expenses.  Payment of all reasonable out-of-pocket fees and costs, including reasonable attorneys’ fees, relating to the filing, prosecution and maintenance of the PATENT RIGHTS, will be the responsibility of COMPANY, whether such amounts were incurred before or after the EFFECTIVE DATE.  As of the EFFECTIVE DATE such amount is $[**].) COMPANY shall reimburse [**] percent ([**]%) of such amount due pursuant to this Section 6.3 within [**] days of the EFFECTIVE DATE and make [**] additional payments in successive [**] month periods thereafter equal to [**] percent ([**]%) each, which will survive termination of this Agreement.  As of the EFFECTIVE DATE COMPANY shall pay [**] percent ([**]%) of all such fees and costs accrued after the EFFECTIVE DATE, until such time as there is another one or more licensees under the PATENT RIGHTS, in which event COMPANY shall only be required to pay its pro rata share of all such fees and costs based on the number of licensees (including COMPANY) and the field of such license(s); late payments shall accrue interest pursuant to Section 4.2(c).  In all instances, WHITEHEAD and/or DFCI shall pay the fees prescribed for large entities to the United States Patent and Trademark Office.

7.                                      INFRINGEMENT

7.1                               Notification of Infringement.  Each party agrees to provide written notice to the other parties promptly after becoming aware of any infringement of the PATENT RIGHTS in the FIELD for which COMPANY has an exclusive license and rights under Section 2.2 (the “ENFORCEMENT FIELD”).

7.2                               Right to Prosecute Infringements.

(a)                                 COMPANY Right to Prosecute.  So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the ENFORCEMENT FIELD in the TERRITORY, COMPANY, to the extent permitted by law, shall have the right, under its own control and at its own expense, to prosecute any third-party infringement of the PATENT RIGHTS in the ENFORCEMENT FIELD in the TERRITORY, subject to Sections 7,4 and 7.5.  If required by law, WHITEHEAD and/or DFCI shall permit any action under this Section 7.2 to be brought in its name, including being joined as a party-plaintiff, provided that COMPANY shall hold WHITEHEAD and DFCI harmless from, and indemnify WHITEHEAD and DFCI against, any costs, expenses, or liability that WHITEHEAD and DFCI incur in connection with such action.

Prior to commencing any such action, COMPANY shall consult with WHITEHEAD and DFCI and shall consider the views of WHITEHEAD and DFCI regarding the advisability of the proposed action and its effect on the public interest.  COMPANY shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this Section 7.2 without the prior written consent of WHITEHEAD and DFCI, such consent not to be unreasonably withheld, delayed or conditioned.

(b)                                 WHITEHEAD and DFCI Right to Prosecute.  In the event that COMPANY is unsuccessful in persuading the alleged infringer to desist or fails to have initiated an infringement action within a reasonable time after COMPANY first becomes aware of the basis for such action, WHITEHEAD and/or DFCI shall have the right, at their sole discretion, to prosecute such infringement under its sole control and at its sole expense, and any recovery obtained shall belong to WHITEHEAD and/or DFCI, but WHITEHEAD and/or DFCI shall reimburse COMPANY for any costs or expenses incurred in assisting WHITEHEAD and/or DFCI in such action as reasonably requested by WHITEHEAD and/or DFCI.

7.3                               Declaratory Judgment Actions.  In the event that a PATENT CHALLENGE or any suit or action alleging that the PATENT RIGHTS are not infringed or unpatentable is brought against WHITEHEAD, DFCI or COMPANY or any AFFILIATES or SUBLICENSEES by a third party, the subject party shall promptly notify the other parties in writing, and COMPANY, at its option and upon written notice to WHITEHEAD and DFCI.  shall have the right, but shall not be obligated, within [**] days after commencement of such action to take over the sole defense of the action at its own expense.  If COMPANY does not exercise this right, WHITEHEAD and/or DFCI may take over the sole defense of the action at WHITEHEAD and/or DFCI’s sole expense, but shall not be obligated to do so, subject to Sections 7.4 and 7.5.

7.4                               Offsets.  COMPANY may offset a total of [**] percent ([**]%) of any expenses incurred under Sections 7.2 and 7.3 against any payments due to WHITEHEAD under Section 4,

provided that in no event shall such payments under Section 4, when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than [**] percent ([**]%) in any REPORTING PERIOD.

7.5                               Recovery.  Any recovery obtained in an action brought by COMPANY under Sections 7.2 or 7.3 shall be distributed as follows:

(i)                                     each party shall be first reimbursed pro rata for any expenses incurred in the action (including the amount of any royalty or other payments withheld from WHITEHEAD as described in Section 7.4);

(ii)                                  as to ordinary damages, if COMPANY shall receive an amount equal to its lost profits, COMPANY shall pay to WHITEHEAD based upon such amount a reasonable approximation of the royalties and other amounts (for example, but not limited to milestone payments) that COMPANY would have paid to WHITEHEAD if COMPANY had sold the infringing products, processes and services (and achieved such milestones) rather than the infringer;

(iii)                               as to ordinary damages, if COMPANY shall receive an amount equal to a reasonably royalty on the infringing sales or whichever measure of damages the court shall have applied, COMPANY shall pay to WHITEHEAD [**] Percent ([**]%) of such amount for ordinary damages; and

(iv)                              as to special or punitive damages, the named parties shall share equally in any award;

(v)                                 each of the payments under (ii)-(iv) above shall be made pro rata net of expense reimbursement made under 7.5(i) for expenses incurred by each party under Section 7.5(i).

7.6                               Cooperation.  Each party agrees to cooperate in any action under this Section 7 which is controlled by any other party, provided that the controlling party reimburses the cooperating parties promptly for any reasonable costs and expenses incurred by the cooperating parties in connection with providing such assistance.

7.7                               Right to Sublicense.  So long as COMPANY remains the exclusive licensee of the PATENT RIGHTS in the ENFORCEMENT FIELD in the TERRITORY, COMPANY shall have the sole right to sublicense any alleged infringer in the ENFORCEMENT FIELD in the TERRITORY for future use of the PATENT RIGHTS in accordance with the terms and conditions of this Agreement relating to sublicenses as set forth in Section 2.3 and payments due under Section 4.

7.8                               Patent Certifications.  WHITEHEAD and DFCI shall notify and provide COMPANY with copies of any allegations of alleged patent invalidity, unenforceability or non-infringement of any PATENT RIGHT pursuant to a Paragraph IV Patent Certification by a Third party filing an Abbreviated New Drug Application, an application under §505(b)(2) or any other similar patent certification by a third party, and any foreign equivalent thereof.  Such notification and copies shall be provided to COMPANY within [**] business days after WHITEHEAD and/or DFCI receive such certification.

8.                                      INDEMNIFICATION AND INSURANCE

8.1                               Indemnification.

(a)                                 Indemnity.  COMPANY shall indemnify, defend, and hold harmless WHITEHEAD, DFCI and their trustees, officers, faculty, students, medical and professional staff, employees, and agents and their respective successors, heirs and assigns (the “Indemnitees”), against any liability, damage, loss, or expense (including reasonable attorneys’ fees and expenses) incurred by or imposed upon the Indemnitees or any one of them, in connection with any claims, suits, investigations, actions, demands or judgments (i) arising out of the design, production, manufacture, sale, use in commerce, lease, or promotion by COMPANY or by a SUBLICENSEE, AFFILIATE or agent of COMPANY, or any product, process or service relating to, or developed pursuant to, this Agreement or (ii) arising out of any other activities to be carried out pursuant to this Agreement or (iii) related to the exercise of any rights granted to COMPANY under this Agreement or (iv) any breach of this Agreement by COMPANY.

COMPANY’s indemnification under Section 8.l(a)(i) applies to any liability, damage, loss or expense whether or not it is attributable to the negligent activities of the Indemnitees.  COMPANY’s indemnification under Sections 8.1(b)(ii) through 8.1(b)(iv) does not apply to any liability, damage, loss or expense to the extent that it is attributable to the grossly negligent activities of the Indemnitees, or the intentional wrongdoing or intentional misconduct of the Indemnitees.

(b)                                 Procedures.  The Indemnitees agree to provide COMPANY with prompt written notice of any commenced or threatened claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement.  COMPANY agrees, at its own expense, to provide attorneys reasonably acceptable to WHITEHEAD and DFCI to defend against any actions brought or filed against any party indemnified hereunder with respect to the subject of the indemnity contained herein, whether or not such actions are rightfully brought.  The Indemnitees shall cooperate with COMPANY in such defense and will permit COMPANY to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of COMPANY, if representation of such Indemnitee by the counsel retained by COMPANY would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel.  COMPANY agrees to keep WHITEHEAD and DFCI informed of the progress in the defense and disposition of such claim and to consult with WHITEHEAD and DFCI with regard to any proposed settlement.

The right of COMPANY to assume the defense of any action is limited to that part of the action commenced against WHITEHEAD, DFCI, and/or Indemnitees that relates to COMPANY’s obligation of indemnification and holding harmless.

COMPANY shall require any AFFILIATE(S) or SUBLICENSEE(S) to indemnify, hold harmless and defend WHITEHEAD and DFCI under the same terms set forth in this Section 8.1.

8.2                               Insurance.  At such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a SUBLICENSEE(S), AFFILIATE(S) or agent of COMPANY, COMPANY shall obtain and carry in full force and effect commercial general liability insurance, including product liability insurance which shall protect COMPANY and Indemnitees with respect to events covered by Section 8.1.  Such insurance (i) shall be issued by an insurer licensed to practice in the Commonwealth of Massachusetts or an insurer pre-approved by WHITEHEAD and DFCI, such approval not to be unreasonably withheld, (ii) shall list WHITEHEAD and DFCI as additional insureds thereunder, (iii) shall be endorsed to include product liability coverage, and (iv) shall require [**] days written notice to be given to WHITEHEAD and DFCI prior to any cancellation or material change thereof.  The limits of such insurance shall not be less than [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for bodily injury including death; [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for property damage; and [**] Dollars ($[**]) per occurrence with an aggregate of [**] Dollars ($[**]) for errors and omissions.

In the alternative, if COMPANY elects to self insure all or part of the limits described above (including deductibles or retentions which are in excess of $[**] annual aggregate), such self-insurance program must be acceptable to and receive prior approval from WHITEHEAD, DFCI, and the DFCI’s associated Risk Management Foundation.  COMPANY shall provide WHITEHEAD and DFCI with Certificates of Insurance evidencing compliance with this Section 8.2 upon request of WHITEHEAD or DFCI.

COMPANY shall provide WHITEHEAD and DFCI with written notice at least [**] days prior to the cancellation, non renewal or material change in such insurance; if COMPANY does not obtain replacement insurance providing comparable coverage within such [**]day period, WHITEHEAD and/or DFCI has the right to terminate this Agreement effective at the end of such [**]day period without any notice or additional waiting periods.

The minimum amounts of insurance coverage required under these provisions may not be construed to create a limit of COMPANY’s liability with respect to its indemnification obligation under Section 8.1.

COMPANY shall maintain such comprehensive general liability insurance beyond the expiration or termination of this Agreement during (a) the period that any product, process, or service, relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals) by COMPANY or by a SUBLICENSEE, AFFILIATE or agent of COMPANY and (b) a reasonable period after such time as any product, process or service relating to, or developed pursuant to, this Agreement is being commercially distributed or sold (other than for the purpose of obtaining regulatory approvals), which in no event shall be less than [**] years.

COMPANY shall require any AFFILIATE(S) or SUBLICENSEE(S) to maintain insurance in favor of WHITEHEAD, DFCI, and the Indemnitees under the same terms or on terms at least as favorable to WIBR and DFCI set forth in this Section 8.2.

9.                                      REPRESENTATIONS OR WARRANTIES

9.1                               Representations and Warranties.  To each of its knowledge, as of the EFFECTIVE DATE, each of WHITEHEAD and DFCI represents and warrants that:  (a) it solely and exclusively owns, or owns jointly with the other, the patents and applications included within the PATENT RIGHTS; (b) it has the power and authority to grant the licenses provided for herein to COMPANY, and that it has not earlier granted, or assumed any obligation to grant, any rights in the PATENT RIGHTS to any third party that would conflict with the rights granted to COMPANY herein; (c) this Agreement constitutes the legal, valid and binding obligation of WHITEHEAD and DFCI, enforceable against such WHITEHEAD and DFCI in accordance with its terms; and (d) there is no infringement of the PATENT RIGHTS by any third party.

9.2                               Limitation on Representations and Warranties.  EXCEPT AS MAY OTHERWISE BE EXPRESSLY SET FORTH IN THIS AGREEMENT, WHITEHEAD AND DFCI MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS AND COMPOUNDS AND MATERIALS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE.  Specifically, and not to limit the foregoing, WHITEHEAD and DFCI make no warranty or representation (i) regarding the validity or scope of the PATENT RIGHTS, and (ii) that the exploitation of the PATENT RIGHTS or any LICENSED PRODUCT or LICENSED PROCESS or LICENSED SERVICE, or methods used in making or using COMPOUNDS or MATERIALS will not infringe any patents or other intellectual property rights of WHITEHEAD or DFCI or of a third party.

The COMPOUNDS and MATERIALS are experimental in nature and will be used with prudence and appropriate caution since not all of their characteristics are known.

EXCEPT FOR COMPANY’S INDEMNITY OBLIGATIONS UNDER SECTION 8.1, IN NO EVENT SHALL ANY PARTY, THEIR TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES FACULTY, STUDENTS, MEDICAL AND PROFESSIONAL STAFF, AGENTS AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER WHITEHEAD OR DFCI SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

10.                               ASSIGNMENT

This Agreement is personal to COMPANY and no rights or obligations may be assigned by COMPANY without the prior written consent of WHITEHEAD and DFCI.  Any such assignment shall be void.  The foregoing notwithstanding, COMPANY may assign its rights and obligations under this Agreement to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates (however such transaction is structured); provided, however, that if this Agreement is assigned upon such merger, consolidation, or sale, (a) COMPANY shall pay to WHITEHEAD an Assignment Fee of [**] Dollars ($[**]), due within [**] days of the closing date of such transaction, and (ii) this Agreement will immediately terminate if the proposed assignee has not agreed in writing to be bound by the terms and conditions of this Agreement within [**] days after the effective date of the assignment.

11.                               GENERAL COMPLIANCE WITH LAWS

11.1                        Compliance with Laws.  COMPANY shall use reasonable commercial efforts to comply with all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of LICENSED PRODUCTS and LICENSED PROCESSES.

11.2                        Export Control.  COMPANY and its AFFILIATES and SUBLICENSEES shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce.  Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries.  COMPANY hereby gives written assurance that it will comply with, and will cause its AFFILIATES and SUBLICENSEES to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its AFFILIATES or SUBLICENSEES, and that it will indemnify, defend, and hold WHITEHEAD harmless (in accordance with Section 8.1) for the consequences of any such violation.

11.3                        Non-Use of Name.  COMPANY and its AFFILIATES and SUBLICENSEES shall not use the name of “Whitehead Institute”, “Dana-Farber Cancer Institute,” or any variation, adaptation, or abbreviation thereof, or of any of their trustees, officers, faculty, students, employees, or agents, or any trademark owned by WHITEHEAD, DFCI, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the relevant party, which consent such party may withhold in its sole discretion.  Each of WHITEHEAD DFCI shall not use the name of “Syros Pharmaceuticals, Inc.,” or any variation, adaptation, or abbreviation thereof, or of any of their directors, officers, employees, or agents, or any trademark owned by COMPANY, or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of the COMPANY, which consent such party may withhold in its sole discretion.  The foregoing notwithstanding, without the consent of WHITEHEAD and DFCI, COMPANY may make factual statements during the term of this Agreement that COMPANY has a license from

WHITEHEAD and DFCI under one or more of the patents and/or patent applications comprising the PATENT RIGHTS and to use the MATERIALS.

11.4                        Marking of LICENSED PRODUCTS.  To the extent commercially feasible and consistent with prevailing business practices, COMPANY shall mark, and shall cause its AFFILIATES and shall use commercially reasonable efforts to cause its SUBLICENSEES to mark, all LICENSED PRODUCTS that are manufactured or sold under this Agreement with the number of each issued patent under the PATENT RIGHTS that applies to such LICENSED PRODUCT.

12.                               TERMINATION

12.1                        Voluntary Termination by COMPANY.  COMPANY will have the right to terminate this Agreement, for any reason, (i) upon at least three (3) months prior written notice to WHITEHEAD and DFCI, such notice to state the date at least three (3) months in the future upon which termination is to be effective, and (ii) upon payment of all undisputed amounts due to WHITEHEAD through such termination effective date.

12.2                        Cessation of Business.  If COMPANY ceases to carry on its business related to HUMAN THERAPEUTIC CORE, WHITEHEAD and DFCI will have the right to terminate this Agreement immediately upon written notice to COMPANY.

12.3                        Termination for Default.

(a)                                 Nonpayment.  In the event COMPANY fails to pay any amounts due and payable to WHITEHEAD hereunder, and fails to make such payments within [**] days after receiving written notice of such failure, WHITEHEAD and DFCI may terminate this Agreement immediately upon written notice to COMPANY.

(b)                                 Material Breach.  In the event COMPANY commits a material breach of its obligations under this Agreement, except for breach as described in Section 12.3(a), and fails to cure that breach within [**] days after receiving written notice thereof, WHITEHEAD and DFCI may terminate this Agreement immediately upon written notice to COMPANY subject to completion of the dispute resolution process set forth in Section 13 and the subsequent opportunity to cure.

12.4                        Effect of Termination.

(a)                                 Survival.  The following provisions shall survive the expiration or termination of this Agreement:  Sections 1, 4.1(d)(ii) (for obligation to pay royalty on IDENTIFIED PRODUCTS), 5.2 (only for obligation to provide final report and payment), 6.3 (for obligation to pay patent expenses incurred before the EFFECTIVE DATE), 8, 9, 10, 12.4, 13, 14,and 15.

(b)                                 Inventory.  Upon the early termination of this Agreement, COMPANY and its AFFILIATES and SUBLICENSEES may complete and sell any work-in-progress and inventory of LICENSED PRODUCTS that exist as of the effective date of termination, provided that:

(i)                                     COMPANY pays WHITEHEAD the applicable running royalty or other amounts due on such sales of LICENSED PRODUCTS in accordance with the terms and conditions of this Agreement; and

(ii)                                  COMPANY and its AFFILIATES and SUBLICENSEES shall complete and sell all work-in-progress and inventory of LICENSED PRODUCTS within [**] months after the effective date of termination.

(c)                                  Pre-termination Obligations.  In no event shall termination of this Agreement release COMPANY, AFFILIATES, or SUBLICENSEES from the obligation to pay any amounts that became due on or before the effective date of termination.

13.                               DISPUTE RESOLUTION

13.1                        Mandatory Procedures.  The parties agree that any dispute arising out of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Section 13, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement.  If any party fails to observe the procedures of this Section 13, as may be modified by their written agreement, the other parties may bring an action for specific performance of these procedures in any court of competent jurisdiction.

13.2                        Equitable Remedies.  Although the procedures specified in this Section 13 are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, any party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

13.3                        Dispute Resolution Procedures.

(a)                                 Mediation.  In the event any dispute arising out of or relating to this Agreement remains unresolved within [**] days from the date the affected party informed the other parties of such dispute, any party may initiate mediation upon written notice to the other party (“Notice Date”), whereupon all parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources (“CPR”) Model Procedure for Mediation of Business Disputes (http://www.cpradr.org), except that specific provisions of this Section 13 shall override inconsistent provisions of the CPR Model Procedure.  The mediator will be selected from the CPR Panels of Neutrals.  If the parties cannot agree upon the selection of a mediator within [**] business days after the Notice Date, then upon the request of any party, the CPR shall appoint the mediator.  The parties shall attempt to resolve the dispute through mediation until the first of the following occurs:

(i)                                     the parties reach a written settlement;

(ii)                                  the mediator notifies the parties in writing that they have reached an impasse;

(iii)                               the parties agree in writing that they have reached an impasse; or

(iv)                              the parties have not reached a settlement within [**] days after the Notice Date.

(b)                                 Trial Without Jury.  If the parties fail to resolve the dispute through mediation, or if no party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute.

13.4                        Performance to Continue.  Each party shall continue to perform its undisputed obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its undisputed obligations during any period in which any other party fails or refuses to perform its undisputed obligations.  Nothing in this Section 13 is intended to relieve COMPANY from its obligation to make undisputed payments pursuant to Sections 4 and 6.

13.5                        Statute of Limitations.  The parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Section 13.3(a) are pending.  The parties shall cooperate in taking any actions necessary to achieve this result.

14.                               CONFIDENTIALITY

14.1                        Non-disclosure and Non-use.

(a)                                 All information disclosed by one party to the other party hereunder shall be maintained in confidence by the receiving party and shall not be disclosed to any third party or used for any purpose except as set forth herein without the prior written consent of the disclosing party, for a period of [**] years from disclosure of such information, except to the extent that such information:

(i)                                     is known by receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by the receiving party’s business records;

(ii)                                  is or becomes part of the public domain through no fault of the receiving party;

(iii)                               is subsequently disclosed to the receiving party by a third party who may lawfully do so and is not under an obligation of confidentiality to the disclosing party;

(iv)                              is developed by the receiving party independently of Information received from the disclosing party, as documented by the receiving party’s business records;

(b)                                 Notwithstanding the foregoing, a party may disclose Information:

(i)                                     to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market PRODUCTS or LICENSED PROCESSES, provided however that such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations.

(ii)                                  deemed necessary by COMPANY to be disclosed to sublicensees, agents, consultants, and/or other third parties for the development and/or commercialization of PRODUCTS, LICENSED PROCESSES, and/or in connection with a licensing/sublicensing transaction and/or a permitted assignment under this Agreement, and/or loan, financing or investment and/or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities) in each case on the condition that any third party to whom such disclosures are made agree to be bound by a confidentiality agreement.

Information that is disclosed under 14.1(b)(i) or 14.1(b)(ii) shall remain otherwise subject to the confidentiality and non-use provisions hereof.

14.2                        Judicial or Administrative Process.  If a party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this Section 14, such party shall promptly inform the other party of the disclosure that is being sought in order to provide the other party an opportunity to challenge or limit the disclosure obligations.

Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions hereof, and the disclosing party, pursuant to law or court order, shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

14.3                        SEC Filings.  Either party may publicly disclose the terms of this Agreement to the extent required, in the reasonable opinion of such party’s legal counsel, to comply with applicable laws, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission (the “SEC”).  Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 14.3, the parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure.  If a party discloses this Agreement or any of the terms hereof in accordance with this Section 14.3, such party agrees, at its own expense, to seek confidential treatment of portions of this Agreement or such terms, as may be reasonably requested by the other party.

14.4                        Notices.  DFCI and/or WHITEHEAD will timely notify COMPANY if it receives any notices from third parties regarding this Agreement or the PATENT RIGHTS.

15.                               MISCELLANEOUS

15.1                        Notice.  Any notices required or permitted under this Agreement (Ref:  [**]) shall be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

If to WHITEHEAD:	Whitehead Institute for Biomedical Research
Nine Cambridge Center Cambridge, MA 02142 Attention: Intellectual Property Office Tel: 617-258-5104 Fax: 617-258-6294

If to DFCI:	Vice President, Research and Technology Ventures
Dana-Farber Cancer Institute, Inc. 44 Binney Street, BP304E Boston, MA 02115

If to COMPANY:	Syros Therapeutics, Inc.
480 Arsenal Street, Suite 130 Watertown, MA 02472 ATTN: CEO 617-744-1340 (phone) 617-744-1377 (fax)

All notices under this Agreement shall be deemed effective upon receipt.  A party may change its contact information immediately upon written notice to the other parties in the manner provided in this Section 15.1.

15.2                        Governing Law.  This Agreement and all disputes arising out of or related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.  The state and federal courts having jurisdiction over Cambridge, MA, USA, provide the exclusive forum for any court action between the parties relating to this Agreement.  COMPANY, WHITEHEAD and DFCI each submits to the jurisdiction of such courts and waives any claim that such court lacks jurisdiction over COMPANY or its AFFILIATES or constitutes an inconvenient or improper forum.

15.3                        Force Majeure.  No party will be responsible for delays resulting from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

15.4                        Amendment and Waiver.  This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by all parties.  Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

15.5                        Severability.  In the event that any provision of this Agreement shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.  If the parties fail to reach a modified agreement within [**] days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Section 13.  While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

15.6                        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

15.7                        Headings.  All headings are for convenience only and shall not affect the meaning of any provision of this Agreement.

15.8                        Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

Signatures follow on the next page.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

For WHITEHEAD		For DFCI:

By:	/s/ Carla DeMaria	By:	/s/ O. Prem Das

Name:	Carla DeMaria	Name:	O. Prem Das, Ph.D

Title:	Director of IP & Sponsored Programs	Title:	Chief Research Business Development Officer, Dana-Farber Cancer Institute

Date:	4/2/2013	Date:	4-3-2013

For COMPANY

By:	/s/ Nancy Simonian

Name:	Nancy Simonian

Title:	CEO

Date:	4/9/2013

APPENDIX A

List of Patent Applications and Patents and FIELD

Cases owned by DFCI and WHITEHEAD:

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**].

APPENDIX B

List of Countries (excluding United States) for which
PATENT RIGHTS Applications Will Be Filed, Prosecuted and Maintained

[**].

APPENDIX C

Initial Common Stock Distribution to WHITEHEAD and Whitehead Holders

This Appendix C to be completed within [**] days of the EFFECTIVE DATE.

APPENDIX D

List of COMPOUNDS

[**].

APPENDIX E

List of MATERIALS

[**]

APPENDIX F

MATERIAL TRANSFER AGREEMENT

[ATTACHED HERETO]

MATERIAL TRANSFER AGREEMENT
Dana-Farber Cancer Institute, Inc., Boston, Massachusetts (“DFCI”)

In order to expedite the transfer of research tools to the not-for-profit academic community, this Materials Transfer Agreement (“MTA”) may not be changed or amended except by a written instrument executed by a duly authorized officer of DFCI.  Any requests for changes should be sent by email to:  ortv@dfci.harvard.edu.  Unauthorized changes shall render this MTA null and void.  All blank fields should be filled in, and may be corrected as needed by Recipient Institution.

Use of this MTA is expressly prohibited for transfer of:

•                  material to a for-profit or commercial entity;

•                  a mouse expressing a recombinant activated oncogene or cells or biologicals derived from such a mouse; or

•                  material on the list of Select Agents from Appendix A of the 1996 Anti-Terrorist and Death Penalty Act

•                  human tissues or human specimens (e.g. blood, serum, urine, saliva, bone marrow or tissue sample or any tangible material isolated there from, such as DNA, RNA and other biological substances)

(“Recipient Institution”), having an address at                                                              on behalf of                                                 (“Recipient Investigator”) who, with Recipient Institution is hereinafter collectively referred to as ‘Recipient’), in consideration of the receipt of biological materials from                                   (“Providing Scientist”) of the DFCI hereby agree to the following terms and conditions:

1.                                      The biological materials to be provided to Recipient are:  (write a brief description of materials)

(the “Material”) Material shall mean the above-referenced biological material plus progeny, unmodified derivatives, any parts of the foregoing included in modifications and any accompanying know-how or data.

2.                                      The Material shall be used exclusively for non-commercial laboratory research by Recipient to study:  (write a brief description of planned research), the “Research Project”.

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The Material shall be used solely by the Recipient Investigator and those under his or her direct supervision.  Material will not be used for in vivo testing in human subjects.  Use of Material will be in compliance with all applicable Federal, State and local laws and regulations, including, but not limited to, animal welfare laws and regulations.

3.                                      The Material is the property of DFCI.  The Recipient shall not reverse engineer the Material or undertake any additional analyses of the Material, including, without limitation, any attempt to determine the composition, formula, structure or properties of the Material, without the advance express written permission of DFCI.  The Recipient shall not create modifications or derivatives of the Material.

4.                                      Recipient shall not sell or otherwise distribute Material to a third party for any purpose.  This MTA and the resulting transfer of Material constitute a non-exclusive license to use the Material solely for the research purposes described herein.  Recipient shall not use Material for any products or processes for profit-making or for-profit purposes.  No other right or license, to a patent or otherwise, is granted to Recipient.

5.                                      Recipient acknowledges that the Material is or may be subject to patents and/or patent applications.  Except as provided in this Agreement, no express or implied licenses or other rights arc provided to Recipient under any patents, patent applications, or other proprietary rights of Provider.

6.                                      This MTA is not assignable.

7.                                      DFCI has made, or may make Material available to others, both profit and non-profit.

8.                                      Recipient agrees to provide DFCI with a copy of any publications which contain experimental results obtained from the use of the Material.  Recipient will acknowledge DFCI as the source of the Material in all publications containing any data or information about the Material unless DFCI indicates otherwise.

9.                                      Recipient will arrange the return to DFCI or disposal of all unused Material whenever investigation for which it has been supplied discontinues or is terminated.  In the event Recipient Investigator transfers to another institution, DFCI shall be notified and Recipient Investigator shall be informed that a new Material Transfer Agreement or other appropriate agreement must be executed for that institution.

10.                               The Material hereunder provided is experimental in nature, and it is provided WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR USE.  DFCI MAKES NO REPRESENTATION AND PROVIDES NO WARRANT THAT THE USE OF THE MATERIAL WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT.

11.                               To the extent allowable under applicable laws, Recipient agrees to indemnify, defend and hold harmless DFCI and its trustees, officers, staff, representatives and agents against all damages, expenses (including without limitation reasonable legal expenses), claims, demands, suits or other actions (“Claims”) arising from Recipient’s acceptance, use and

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disposal of the Materials and their progeny or derivatives, except Claims that directly arise from DFCl’s negligence or willful misconduct.

12.                               This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision.  Any dispute will be resolved by the state courts of the Commonwealth of Massachusetts or the federal courts of the District of Massachusetts, without restricting any right of appeal.

13.                               The term of this Agreement shall begin on the Effective Date, as defined below, and shall expire one (I) year after the Effective Date.  Upon termination Recipient will immediately cease all use of the Material and will return or destroy all unused Material.

Signatures Required on Next Page 4

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SIGNATURE BY RECIPIENT’S INSTITUTIONAL OFFICER, BY ORIGINAL OR FACSIMILE, ACKNOWLEDGES THAT SUCH OFFICIAL IS AUTHORIZED TO BIND THE RECIPIENT INSTITUTION, HAS READ THIS MTA, UNDERSTANDS IT, AND THAT THE INSTITUTION AND ITS RECIPIENT INVESTIGATOR AGREE TO BE BOUND BY AND ACCEPT ALL THE TERMS AND CONDITIONS HEREIN.

THIS MTA IS EFFECTIVE UPON THE DATE OF THE LAST SIGNATURE BELOW (“EFFECTIVE DATE”) BY RECIPIENT’S AUTHORIZED INSTITUTIONAL OFFICER AND RECIPIENT INVESTIGATOR.  RECIPIENT HEREBY AGREES THAT DFCI NEED NOT SIGN THIS MTA IN ORDER FOR IT TO TAKE EFFECT.

Authorized for Recipient by Recipient’s	Read and understood by Recipient Investigator:
Authorized Institutional Officer:

Name:	Name:

Title:	Title:

Signature:	Signature:

Date:	Date:

Email:	Email:

Please return signed MTA to Providing Scientist by email or fax with a copy to DFCI ORTV, if by email to ortv@dfci.harvard.edu, or if by fax to:

DFCI ORTV

617-632-4012

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